Exhibit 10.6

NODE REVENUE SHARING AGREEMENT

THIS NODE REVENUE SHARING AGREEMENT (this “Agreement”) is made on June 30, 2026 (the “Effective Date”), by and between Universal DeFi, LLC ( “Universal DeFi”) and Ault Capital Group, Inc. (“Ault Capital Group”), in its capacity as authorized agent for Ault DAO LLC, a Wyoming DAO limited liability company (“Ault DAO”), for the transfer and delivery, which occurred on the Transfer Date (defined below), to Universal DeFi of 125,000 Node Licenses in consideration of the consideration described in Section 2, subject to the terms and conditions set forth below.

BACKGROUND

WHEREAS, Ault DAO owns and operates the Ault Blockchain and the issuance and administration of Ault Blockchain Node Licenses;

WHEREAS, Ault Capital Group is authorized to cause the transfer and activation of, Node Licenses as the agent of Ault DAO;

WHEREAS, Universal DeFi wishes to acquire certain Node Licenses for operational participation in the Ault Blockchain and its associated DAO ecosystem;

WHEREAS, the parties intend to document the transaction governed by this Agreement and the Ault Blockchain Node License Terms & Conditions attached as Exhibit A; and

WHEREAS, the parties intend that Ault Capital Group will not owe any post-transfer obligations with respect to the Nodes, which shall be operated solely at Universal DeFi’s expense.

NOW THEREFORE, the parties agree as follows.

1.Definitions

“Ault Blockchain” means the blockchain network identified and described in Exhibit A.

“Daily Node Rewards” means the reward tokens that a Node generates when it is online and properly configured, as described in Exhibit A.

“Exhibit A” means the Ault Blockchain Node License Terms & Conditions attached to this Agreement.

“License Mint Process” means the on-chain process by which Node Licenses are created and assigned to a designated wallet address on the Ault Blockchain.

“Multi-Sig Wallet Address” means the multi-signature blockchain wallet address controlled by Universal DeFi to which the Node Licenses were delivered.

“Multi-Sig Platform” means the platform or interface through which Universal DeFi manages its Multi-Sig Wallet Address and delegates Node Licenses to Operator Software.

“Net Proceeds” means the net cash, cryptocurrency, stablecoin, and other proceeds actually received by Universal DeFi from the sale of Reward Tokens, less applicable Transaction Fees.

“Node” has the meaning given in Exhibit A and, in general, means a licensed participant that provides off-chain verifiable services to the Ault Blockchain protocol so long as it remains continuously online, and properly configured.

“Validator” has the meaning given in Exhibit A and, in general, means a software instance that validates and orders transactions, participates in consensus.

“Node License” has the meaning given in Exhibit A and, in general, means a perpetual, non-exclusive software license that entitles the holder to run a Node and to collect Daily Node Rewards, and that confers no equity, debt, profit-sharing, or voting rights outside the applicable DAO framework.

“Operator Software” means the node operator software to which the Node Licenses are delegated for purposes of operating the Nodes and generating Reward Tokens.

“Payment Date” means, for each Reporting Period, the twentieth (20th) day of the calendar month following that Reporting Period.

“Reporting Period” means each calendar monthly during the term of this Agreement.

“Revenue Share” has the meaning given in Section 2(b).

“Revenue Share Cap” has the meaning given in Section 2(c).

“Reward Tokens” means all tokens and rewards generated by (i) the  Node, whether as Daily Node Rewards or other daily emissions rewards, and (ii) the Validator, whether as gas fees, priority tips, staking rewards, or validator commissions, in each case including $AULT tokens and any other tokens or digital assets earned through operation of the Node or the Validator on the Ault Blockchain.

“Transaction Fees” means any direct third-party costs of selling Reward Tokens, to the extent actually incurred, including but not limited to: blockchain and network fees, gas fees, exchange fees, market-maker fees, custodian fees, and transfer fees. Transaction Fees do not include Universal DeFi’s overhead, personnel, or general operating costs, or any other indirect or general cost.

“Transfer Date” means April 6, 2026, the date on which the Node Licenses were transferred and assigned to Universal DeFi.

“Validator” has the meaning given in Exhibit A and, in general, means a software instance that validates and orders transactions and participates in consensus. The Validator is distinct from and in addition to the 125,000 Node Licenses transferred pursuant to Section 2(a), which are Nodes that perform off-chain verifiable services and earn daily emissions rewards.

2.Transfer and Delivery of Node Licenses; Revenue Share

(a)Transfer and Delivery of Node Licenses.  The parties acknowledge that, on the Transfer Date, Ault Capital Group sold, transferred, assigned, and activated, or caused to be transferred, assigned, and activated, to Universal DeFi 125,000 Node Licenses, together with the wallet holding all Reward Tokens earned by such Node Licenses since the Transfer Date, on and subject to the terms of this Agreement and Exhibit A.  Delivery and activation of the Node Licenses are governed by Section 3 (Closing; Delivery of Node Licenses).

(b)Revenue Share.  In consideration of the transfer and delivery of the Node Licenses, Universal DeFi will pay Ault Capital Group a revenue share equal to 25% of Net Proceeds (the “Revenue Share”), and Universal DeFi will retain the remaining 75% of Net Proceeds.  The Revenue Share is payable solely from, and only to the extent of, Net Proceeds actually received by Universal DeFi, in the manner and at the times set out in Section 4 (Payment, Reporting and Verification).  Notwithstanding anything else to the contrary and for the sake of clarity, in no event shall Universal DeFi be required to make any payments to Ault Capital Group other than from the Net Proceeds and pursuant to the Revenue Share.

(c)Revenue Share Cap.  Ault Capital Group’s right to receive the Revenue Share, and Universal DeFi’s obligation to pay it, terminate once Ault Capital Group has received cumulative Revenue Share payments totaling $93,750,000 (the “Revenue Share Cap”).  Revenue Share payments received by Ault Capital Group are not refundable except as expressly provided in this Agreement.

(d)No Guarantee; No Obligation to Monetize.  Universal DeFi does not guarantee, and makes no representation regarding, any operation, uptime, configuration, generation of Reward Tokens, sale of Reward Tokens, token price, exchange listing, liquidity, proceeds, Net Proceeds, or Revenue Share amount.  Universal DeFi has no obligation to operate, configure, scale, or maintain any Nodes, to generate, sell, or create any market or liquidity for any Reward Tokens, or otherwise to generate any Net Proceeds or Revenue Share, and may operate or refrain from operating, and sell or refrain from selling, in its sole discretion.

(e)No Ault Capital Group Operation.  Neither Ault Capital Group nor Ault DAO has any obligation to assist, pay for, or undertake operation of Universal DeFi’s Nodes, and neither has any obligation, after delivery and activation of the Node Licenses, to operate or maintain any Node, manage or support any node infrastructure, support any market or liquidity for Reward Tokens, or perform any other post-delivery service, except as expressly set out in this Agreement or Exhibit A.

(f)Required Withdrawal. Ault Capital Group may terminate this Agreement and rescind the transaction (including by causing the Node Licenses to be reacquired or deactivated) if, in the sole discretion of Ault Capital Group: (i) this Agreement would be or would reasonably likely be in violation of the applicable laws or regulations to Ault Capital Group or Universal DeFi; (ii) this Agreement causes or would reasonably be likely to cause, extraordinary expense, substantial additional obligations or a material adverse effect on Ault Capital Group; (iii) a Change of Control of Universal DeFi occurs; or (iv) Universal DeFi fails to deliver any report required under Section 4(b) or fails to pay any Revenue Share, in each case if such breach exists more than ten (10) days after receipt of written notice of Universal DeFi’s failure to fulfill its obligations, provided, however, that Ault Capital Group may only exercise the right to terminate and rescind under (A) subsection (i) if Ault Capital Group and Universal DeFi first engage in good faith negotiations to revise this Agreement so that neither Ault Capital Group nor Universal DeFi would be (or reasonably likely to be) in violation of applicable laws or regulations, and such revision is either impossible or impracticable or (B) subsection (ii) for a period of six (6) months from the Effective Date. For purposes of this Section, “Change of Control” means (x) any transaction or series of related transactions resulting in a change in the majority of the members of the board of directors (or equivalent governing body) of Universal DeFi, or (y) Universal DeFi ceasing to engage in the business of operating Nodes on the Ault Blockchain. Following the execution of this Agreement, Ault Capital Group may take additional steps or request additional information to verify the accuracy of the representations and warranties made in Section 7 (Universal DeFi Representations) below. In the event that Ault Capital Group, in its sole discretion, is unable to verify the accuracy of such information, Ault Capital Group may terminate this Agreement and rescind the transaction (including by causing the Node Licenses to be reacquired or deactivated).

Notwithstanding anything to the contrary in this Agreement, upon any termination and rescission by Ault Capital Group under this Section, the sole and exclusive consequence will be that: (i) the Node Licenses will be reacquired or deactivated; (ii) Universal DeFi shall pay the Revenue Share accrued for the then-current Reporting Period through the effective date of termination; and (iii) Universal DeFi shall transfer to Ault Capital Group all Reward Tokens then owned by it and accrued by the Node Licenses through the date of rescission. In no event will Universal DeFi be required to repay or refund to Ault Capital Group any Net Proceeds or Revenue Share previously received or retained by it.

(g)Term and Termination.  This Agreement takes effect on the Effective Date and continues until the earliest of (i) the date on which Ault Capital Group has received cumulative Revenue Share payments equal to the Revenue Share Cap; (ii) termination by Ault Capital Group under Section 1(f) (Required Withdrawal); and (iii) the written agreement of the parties.  Termination does not affect any Revenue Share that accrued before termination, and the provisions governing Payment, Reporting and Verification, the representations, no reliance, confidentiality, taxes, and the miscellaneous provisions survive termination.

3.Closing; Delivery of Node Licenses

(a)Closing.  Closing occurred on the Transfer Date (the “Closing”).

(b)Delivery of Node Licenses. On the Transfer Date, Ault Capital Group delivered, transferred, assigned, and activated, or caused the delivery, transfer, assignment, and activation of, the 125,000 Node Licenses to Universal DeFi through the License Mint Process to the Multi-Sig Wallet Address for Universal DeFi, with delegation to Operator Software through the Multi-Sig Platform.

(c)Universal DeFi Cooperation. Universal DeFi will provide any information reasonably required by Ault Capital Group to maintain the Node Licenses and Validator.

(d)Satisfaction of Delivery.  Universal DeFi acknowledges Ault Capital Group’s delivery obligation was satisfied as of the Transfer Date.

(e)No Configuration or Operation Guarantee.  Ault Capital Group does not guarantee Universal DeFi’s successful configuration, uptime, or operation of any Node, the generation of any Reward Tokens, or the sale of any Reward Tokens.

4.Payment, Reporting and Verification

(a)Calculation of Net Proceeds. For each Reporting Period, Universal DeFi will calculate the Net Proceeds attributable to Reward Tokens generated by the 125,000 Node Licenses and the Validator.

(b)Reports. Within five (5) days after the end of each Reporting Period, Universal DeFi will deliver to Ault Capital Group a written report showing, for that Reporting Period: (i) the number of Reward Tokens generated by the 125,000 Node Licenses and the Validator; (ii) the number of Reward Tokens sold; (iii) gross proceeds received; (iv) whether proceeds were received in cash, cryptocurrency, stablecoin, or other digital assets; (v) Transaction Fees deducted; (vi) Net Proceeds; (vii) Ault Capital Group’s 25% Revenue Share for the Reporting Period; and (viii) cumulative Revenue Share payments made toward the Revenue Share Cap. This requirement may be waived by consent of the parties.

(c)SEC Consolidation Reporting. In addition to the reports required under Section 4(b), if Universal DeFi is notified by Ault Capital Group that Ault Capital Group (or a parent entity) is required to consolidate the financial results of Universal DeFi for U.S. Securities and Exchange Commission (“SEC”)

reporting purposes, then Universal DeFi will deliver to Ault Capital Group no later than the fifteenth (15th) business day after the end of each calendar quarter, (i) unaudited interim financial statements of Universal DeFi as of the end of such quarter, each containing consolidated and consolidating profit and loss statements for the quarter then ended and for the Universal DeFi’s fiscal year to date, consolidated and consolidating balance sheets as at the last day of such quarter, consolidated and consolidating statements of stockholders equity for the quarter then ended and for Universal DeFi’s fiscal year to date and a consolidated statement of cash flows for the quarter then ended and for Universal DeFi’s fiscal year to date, (ii) summary monthly bank statements, reflecting month-end cash balances, and (iii) such other financial and business information of Universal DeFi as Ault Capital Group may reasonably require, including such other financial and operating performance data to permit Ault Capital Group (or a parent entity) to timely report its operations as required to be provided to stockholders by the SEC.  Each financial statement to be furnished to Ault Capital Group must be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved.

(d)Payment.  Universal DeFi will pay the Revenue Share for each Reporting Period on the Payment Date.  Payment will be made in USD unless otherwise agreed by the parties.

(e)Valuation of Non-Cash Proceeds.  Where Net Proceeds are received in cryptocurrency, stablecoin, or other digital assets, those proceeds will be valued in U.S. dollars as of the time of receipt using a reference rate to be agreed by the parties, and the Revenue Share will be calculated on that basis.

(f)Audit and Inspection.  On reasonable prior written notice and not more than once in any 12-month period, Ault Capital Group may inspect, or cause an independent accountant to inspect, Universal DeFi’s books and records solely to the extent necessary to verify Net Proceeds and Revenue Share payments.  Ault Capital Group bears the cost of any inspection unless it reveals an underpayment exceeding 5%, in which case Universal DeFi bears the reasonable cost of that inspection.

(g)Records.  Universal DeFi will retain records sufficient to verify Net Proceeds and Revenue Share payments according to its standard document retention policies.

5.Ault Capital Group Representations

(a)Ault Capital Group is a corporation duly organized, validly existing and in good standing under the laws of the Nevada and has the power and authority to own, lease and operate its properties.

(b)To the knowledge of Ault Capital Group, the execution, delivery and performance by Ault Capital Group of this Agreement is within the power of Ault Capital Group and has been duly authorized by all necessary actions on the part of Ault Capital Group. This Agreement constitutes a legal, valid and binding obligation of Ault Capital Group, enforceable against Ault Capital Group in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.  To the knowledge of Ault Capital Group, it is not in violation of (i) its certificate of incorporation, bylaws, or other governing documents; (ii) any material statute, rule or regulation applicable to Ault Capital Group; or (iii) any material indenture or contract to which Ault Capital Group is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on Ault Capital Group.

(c)To the knowledge of Ault Capital Group, the performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to Ault Capital Group; (ii) result in the acceleration of any material indenture or contract to which Ault Capital Group is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Ault Capital Group or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to Ault Capital Group, its business or operations.

(d)To the knowledge of Ault Capital Group, no consents or approvals are required in connection with the performance of this Agreement, other than: (i)  Ault Capital Group’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the transfer, assignment, and activation of the Node Licenses pursuant to Section 2(a).

(e)To its knowledge, Ault Capital Group owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflicts with, or an infringement of, the rights of others. The names “Ault,” “Ault Blockchain,” “$AULT” and “Ault DAO” are not necessarily proprietary trade names of Ault Capital Group.

(f)To the extent Ault Capital Group is acting as an authorized agent of Ault DAO LLC, Ault Capital Group has authority from Ault DAO LLC to cause the delivery, transfer, assignment, and activation of, the Node Licenses to Universal DeFi.

(g)Ault Capital Group has the right to deliver, or to cause the delivery, transfer, assignment, and activation of, the 125,000 Node Licenses to Universal DeFi.

(h)AULT CAPITAL GROUP MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE NODE LICENSES, THE NODES, OR THE REWARD TOKENS, INCLUDING ANY (i) WARRANTY OF MERCHANTABILITY; (ii) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) WARRANTY OF TITLE; OR (iv) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, UNIVERSAL DEFI ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY AULT CAPITAL GROUP, OR ANY OTHER PERSON ON AULT CAPITAL GROUP’S BEHALF. AULT CAPITAL GROUP FURTHER MAKES NO WARRANTY OR REPRESENTATION REGARDING THE NODES, NODE LICENSES, DAILY NODE REWARDS, OR REWARD TOKENS, OR ANY MARKET VALUE, LIQUIDITY, PROFITABILITY, UPTIME, REGULATORY TREATMENT, OR FUTURE SUPPORT OR MAINTENANCE THEREOF, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

6.Universal DeFi Representations

(a)Universal DeFi has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of Universal DeFi, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)Universal DeFi shall use commercially reasonable efforts to comply, and shall procure that Universal DeFi’s affiliates and any persons acting on Universal DeFi’s or Universal DeFi’s affiliates’ behalf will use commercially reasonable efforts to comply, at all times with all laws, statutes and regulations relating to anti-money laundering, countering the financing of terrorism, sanctions, anti-bribery and anti-corruption under all laws applicable to it or them (as the case may be).

(c)Universal DeFi understands that there is no assurance that any public or liquid trading market for the Reward Tokens will exist or be maintained.

(d)Universal DeFi has read, accepts and understands this Agreement, the Ault Blockchain Node License Terms & Conditions attached as Exhibit A, and the risk factors attached as Exhibit B (the “Risk Factors”).

(e)Universal DeFi has such knowledge and experience in financial and business matters that Universal DeFi is capable of evaluating the merits and risks of entering into this Agreement and of acquiring the Node Licenses and any Reward Tokens, including without limitation the acknowledgement and assumption of the risk that the Nodes may generate no rewards, that any Daily Node Rewards or Reward Tokens may be variable, unavailable, illiquid, or worthless, that the Reward Tokens may not be broadly adopted, and that the Node Licenses and Reward Tokens may decrease in value over time and/or lose all of their monetary value.

(f)Universal DeFi has not relied on any representations or warranties made by Ault Capital Group, Ault DAO, or any of their affiliates outside of this Agreement, including, but not limited to, conversations of any kind, whether through oral or electronic communication. Universal DeFi represents that it has adequate information on which to base its decision to acquire the Node Licenses through this Agreement.

(g)Universal DeFi understands that no federal or state agency or any other governmental authority has passed on or made any recommendation or endorsement of this Agreement, the Node Licenses, the Nodes, the Reward Tokens, or any Daily Node Rewards, nor has any governmental authority passed upon or endorsed the merits of the transaction.

(h)To its knowledge, Universal DeFi’s entry into this Agreement complies with applicable laws and regulations in Universal DeFi’s jurisdiction.

(i)Universal DeFi understands that Universal DeFi bears sole responsibility for any taxes as a result of the matters and transactions that are the subject of this Agreement, and any acquisition, ownership, operation, use, sale or other disposition of the Node Licenses, the Nodes, or any Reward Tokens, the receipt of any Daily Node Rewards, and the payment of any Revenue Share, except that Ault Capital Group is solely responsible for any taxes relating to its receipt of any Revenue Share.  To the extent permitted by law, Universal DeFi agrees to indemnify, defend and hold Ault Capital Group or any of its affiliates, employees or agents (including developers, auditors, contractors or founders) harmless for any claim, liability, assessment or penalty with respect to any taxes (other than any net income taxes of Ault Capital Group that result from the delivery of the Node Licenses to Universal DeFi pursuant to this Agreement) associated with or arising from Universal DeFi’s acquisition of the Node Licenses under this Agreement, or the operation, use, or ownership of the Node Licenses, the Nodes, or any Reward Tokens.

(j)To its knowledge, Universal DeFi is not a “Prohibited Person” meaning that (i) a citizen or resident of a geographic area in which use of cryptographic tokens is prohibited by applicable law, decree, regulation, treaty, or administrative act; (ii) a citizen or resident of, or located in, a geographic area that is subject to U.S. or other applicable sanctions or embargoes; or (iii) an individual, or an individual employed by or associated with an entity, that is identified on the U.S. Department of Commerce’s Denied Persons or Entity List, or the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List or the sanctions lists adopted by the United Nations and the European Union to such extent such sanctions are extended by the UK Government to its Overseas Territories, as such lists may be amended from time to time; or (iv) a person who acts, directly or indirectly, for a senior foreign political figure, any member of a senior foreign political figure’s immediate family or any close associate of a senior foreign political figure, unless Ault Capital Group, after being specifically notified by Universal DeFi in writing that it is such a person, conducts further due diligence, and determines that the transfer is permitted.  If Universal DeFi’s country of residence or other circumstances change such that the above representations are no longer accurate, Universal DeFi will immediately notify Ault Capital Group.

(k)Universal DeFi will not use the Node Licenses, the Nodes, or any Reward Tokens in connection with any activity that violates applicable laws in any relevant jurisdiction, including, but not limited to, use of the Node Licenses or Reward Tokens in connection with transactions that violate U.S. federal or state securities or commodity laws.

(l)To its knowledge, no person or entity that controls, is controlled by or under common control with, Universal DeFi is a Prohibited Person.

(m)To its knowledge, no person having any direct or indirect beneficial interest in Universal DeFi (each, a “Beneficial Owner”), other than any person whose beneficial interest arises solely from the ownership of publicly traded securities of Universal DeFi’s direct or indirect parent, is a Prohibited Person.

(n)[Reserved]

(o)Universal DeFi acknowledges to Ault Capital Group that if any of the representations and warranties in the preceding clause ceases to be true or if Ault Capital Group no longer reasonably believes that it has satisfactory evidence as to their truth, despite any other agreement to the contrary, Ault Capital Group may, in accordance with applicable regulations, be obligated to do one or more of the following: (i) to take certain actions relating to Universal DeFi’s acquisition of the Node Licenses; (ii) to report that action; and (iii) to disclose Universal DeFi’s identity to a governmental, regulatory or other authority.

(p)If Ault Capital Group is required to take any of the actions referred to in the preceding clause, Universal DeFi understands, and agrees with Ault Capital Group, that it has no claim against Ault Capital Group, and its affiliates, directors, members, partners, shareholders, officers, employees and agents for any of damages as a result of any of those actions.

(q)By agreeing to this Agreement, Universal DeFi consents to the disclosure by or on behalf of Ault Capital Group of any information about Universal DeFi to regulators and others upon request in connection with money laundering and similar matters, in any applicable jurisdiction.

(r)All payments by Universal DeFi under this Agreement will be made only in Universal DeFi’s name, from a digital wallet or bank account held in Universal DeFi’s name and under Universal DeFi’s control, and not located in a country or territory that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force, and is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the Financial Crimes Enforcement Network, as such regulations may be amended from time to time.

(s)Universal DeFi will at all times maintain control of Universal DeFi’s wallet, vault, account, or node infrastructure where any Reward Tokens or Node Licenses are stored or operated, and Universal DeFi bears all risks associated with sharing or disclosing the account credentials associated with such wallet with any other party.  If Universal DeFi transfers any Reward Tokens or Node Licenses into another wallet, vault, or account, Universal DeFi will likewise at all times maintain control of such other wallet or vault, and will not share or disclose the account credentials associated with such other wallet or vault with any other party. Universal DeFi is solely responsible for, and at all times maintains control of, its wallets, accounts, vaults, private keys, credentials, and node infrastructure, and will not share or disclose its private keys or account credentials with any other party. Notwithstanding the foregoing, Universal DeFi may, at its own risk, engage one or more third-party custodians or managers to hold, manage, or operate any such wallet, vault, account, private key, credential, or node infrastructure on its behalf, provided that Universal DeFi retains ultimate control over the foregoing.

(t)Universal DeFi has conducted its own independent technical, commercial, financial, legal, regulatory, and tax investigation and due diligence regarding the Node Licenses, the Nodes, the Reward Tokens, the Ault Blockchain, and the transactions contemplated by this Agreement, and is relying solely on that investigation and on the express terms of this Agreement.  Notwithstanding the foregoing, Universal DeFi is entitled to rely upon any representation or warranty made by Ault Capital Group in this Agreement.

7.No Reliance; No Investment

(a)Universal DeFi is acquiring the Node Licenses for operational participation and commercial use, and not as a passive investment.

(b)By acquiring the Node Licenses, except as set forth in this Agreement, Universal DeFi does not acquire any equity, debt, profit-sharing right, dividend right, governance or voting right (outside the applicable DAO framework), or ownership interest in Ault Capital Group or Ault DAO.

(c)[Reserved]

(d)Any Reward Tokens and Daily Node Rewards are generated by network and protocol mechanics and the operation of the Nodes, and not by any promise of return by Ault Capital Group or Ault DAO.

(e)The parties acknowledge that the Revenue Share is a contractual payment mechanism only, and does not give Ault Capital Group any control over Universal DeFi’s operations, sale decisions, or business.

8.Assignment

(a)Universal DeFi may not sell, transfer, assign, or otherwise dispose of any Node License except as expressly permitted under this Agreement and Exhibit A, and any such transfer must comply with Ault DAO’s transfer rules and restrictions (including any minimum holding period and secondary-transfer restrictions described in Exhibit A), applicable KYC/AML and sanctions requirements, and applicable law. Any transfer of a Node License requires Ault Capital Group’s prior written approval until such time as Ault Capital Group has received cumulative Revenue Share payments equal to the Revenue Share Cap. An assignment of this Agreement does not automatically transfer any Node License unless the applicable node-transfer mechanics under Exhibit A are satisfied.

(b)Ault Capital Group may assign this Agreement in whole, without the consent of Universal DeFi, (i) in connection with a reincorporation or other change in Ault Capital Group’s domicile or form of organization or (ii) to a wholly-owned subsidiary of Ault Capital Group or in connection with a merger, consolidation, reorganization or sale of all or substantially all of Ault Capital Group’s assets. Ault Capital Group may assign its right to receive the Revenue Share, in whole or in part, to an affiliate or designee, subject to prior written notice to Universal DeFi.

9.Confidentiality; Publicity

(a)Neither party will issue any press release or make any public announcement regarding this Agreement or the transactions contemplated by it without the other party’s prior written consent, except as required by applicable law, regulation, or stock-exchange rule.

(b)Each party may disclose the terms of this Agreement to its auditors, legal counsel, accountants, directors, officers, financing sources, regulators, and public-company reporting advisors, in each case who are bound by obligations or professional duties of confidentiality.

(c)If a party is required by law, regulation, or legal process to disclose this Agreement or its terms, that party will, to the extent legally permitted, give the other party prior written notice sufficient to allow it to seek a protective order or other remedy.

(d)Universal DeFi (and its parent and affiliates) may disclose this Agreement and its terms as required by applicable securities laws, stock-exchange rules, auditor requirements, or annual-report or other periodic-reporting obligations, including by filing this Agreement as an exhibit where required.

10.Taxes; Withholding

(a)Except as otherwise required by law, each party is responsible for its own taxes arising under this Agreement.

(b)Universal DeFi is responsible for all taxes arising from its acquisition, ownership, and operation of the Node Licenses and the Nodes, its receipt of any Daily Node Rewards, its sale or other disposition of any Reward Tokens, and its accounting and tax treatment of the foregoing.

(c)Ault Capital Group is responsible for its own income taxes on the Revenue Share payments it receives.

(d)Universal DeFi may deduct and withhold from any payment under this Agreement any amount required to be withheld by applicable law, provided that Universal DeFi furnishes Ault Capital Group with reasonable supporting documentation; and the parties will reasonably cooperate to reduce or eliminate any such withholding, including by providing applicable tax forms, withholding certificates, and other documentation reasonably requested.

11.Miscellaneous

(a)Any provision of this Agreement may be amended, waived or modified only upon the written consent of both parties.

(b)This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior or contemporaneous disclosures, discussions, understandings and agreements, whether oral or written, between them relating to the subject matter of this Agreement.

(c)Any notice required or permitted by this Agreement will be deemed sufficient (i) when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page; or (ii) 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(d)In the event any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, only those such provision(s) will be deemed null and void and will not affect any other provision of this Agreement, and the remaining provisions of this Agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(e)Universal DeFi shall, and shall cause its affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by Ault Capital Group to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, including, without limitation, to enable Ault Capital Group or the transactions contemplated by this Agreement to comply with applicable laws.

(f)Universal DeFi is not entitled, as a holder of this Agreement, to vote or receive dividends or be deemed the holder of shares of capital of Ault Capital Group for any purpose, nor will anything in this Agreement be construed to confer on Universal DeFi, as such, any of the rights of a shareholder of Ault Capital Group or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described in this Agreement.

(g)Neither party will be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, in each case, for any failure or delay in fulfilling or performing its obligations under Section 2, if and to the extent that such failure or delay is caused by, or results from, acts beyond the affected party’s reasonable control, including, without limitation: (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, or other civil unrest; (iv) applicable law or regulations; (v) action by any governmental authority; (vi) cyber-attacks, malware attacks, denial of service attacks, consensus-based attacks, Sybil attacks, smurfing, spoofing and similar events; or (vii) technological changes (including changes imposed by platforms or networks related to the Nodes, Node Licenses, or Reward Tokens).

(h)This Agreement is governed by, and will be construed in accordance with, the laws of New York, and each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York, New York, in each case without regard to its conflict-of-laws principles.

(i)The Ault Blockchain Node License Terms & Conditions attached as Exhibit A are incorporated into and form part of this Agreement.  In the event of any conflict or inconsistency between this Agreement and Exhibit A, this Agreement will control solely with respect to such conflict or inconsistency, and Exhibit A will remain in effect to the extent not inconsistent with this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.

AULT CAPITAL GROUP, INC. as authorized agent for Ault DAO LLC

Name:
Title:
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UNIVERSAL DEFI, LLC

Name:
Title:
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